UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 20, 2010

CALPINE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-12079	77-0212977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 Texas Avenue, Suite 1000, Houston, Texas  77002
(Addresses of principal executive offices and zip codes)

Registrant’s telephone number, including area code:  (713) 830-8775

Not applicable
 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

ITEM 7.01 — REGULATION FD DISCLOSURE
ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EXHIBIT INDEX

ITEM 7.01 — REGULATION FD DISCLOSURE

On July 20, 2010, Calpine Corporation (“Calpine”) announced that it intends to offer $750 million in aggregate principal amount of Senior Secured Notes due 2020 in a private placement.  A copy of the press release is being furnished as Exhibit 99.1 hereto.  In connection with the private placement, Calpine will make available to prospective investors certain information including the information set forth below relating to the generation assets Calpine acquired from Conectiv Energy, a wholly owned subsidiary of Pepco Holdings, Inc. (“Conectiv”) and property taxes in California.  For information about the closing of the generation assets Calpine acquired from Conectiv (the “Conectiv acquisition”), see the Current Report on Form 8-K filed by Calpine on July 8, 2010.

In connection with the Conectiv acquisition, Calpine assumed certain environmental remediation liabilities.  In addition, environmental permits relating to certain of the assets acquired may become subject to limits.

As part of the Conectiv acquisition on July 1, 2010, Calpine assumed environmental remediation liabilities related to certain of the acquired assets located in New Jersey and could incur expenditures related thereto of up to $10 million.  Pursuant to the Conectiv purchase agreement, Conectiv is responsible for any amounts that exceed $10 million.  Calpine has engaged a licensed site remediation professional who is evaluating the recognized environmental conditions as a preliminary step of the site investigation phase and ultimate cleanup plan.

In 2010, prior to Calpine assuming ownership of the Conectiv assets, Conectiv received Title V air permits for its Cumberland 1 and Sherman Avenue peaking units from the New Jersey Department of Environmental Protection (“NJDEP”).  These permits include heat input limits that may restrict operation at full capacity and are the subject of ongoing litigation between Conectiv and NJDEP prompted by two Administrative Orders and Notices of Civil Administrative Penalty Assessment issued to Conectiv by NJDEP.  Conectiv asserts that NJDEP does not have the authority to limit heat input in Title V air permits.  Calpine has submitted timely appeals of the Sherman Avenue and Cumberland 1 Title V air permits and continues to work with NJDEP to ensure that all of the former Conectiv New Jersey assets may operate at full load.  Currently, these restrictions require one of our peaking units (Deepwater Unit 1) to operate at approximately 8 MW less than its full capacity.  Calpine is preparing an application to modify the Deepwater Unit 1 permit to reclaim the 8 MW limitation, but there can be no assurance that Calpine's application will be successful and it may continue to be subject to the aforementioned limitation.

If Calpine’s appeal of a recent tax reassessment is unsuccessful, Calpine may have to pay increased property taxes in California.

Calpine has received notification from the California Assessment Board that certain of its property located in California has been reassessed as a result of a refinancing transaction in 2006.  Calpine disagrees with this reassessment and will vigorously appeal and contest any increase in property values and associated increase in property taxes.  While Calpine believes that it has firm and valid reasons why it will be successful, Calpine cannot rule out the possibility of an unfavorable outcome.  Calpine does not expect any increased taxes to have a material adverse effect on its financial condition.

The information above is provided under Item 7.01 of Form 8-K and is furnished to, but not filed with, the U.S. Securities and Exchange Commission.

ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

Exhibit No.	Description

99.1	Calpine Corporation Press Release dated July 20, 2010.*
__________

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

	By:	/s/ ZAMIR RAUF
Zamir Rauf
Executive Vice President and
Chief Financial Officer

Date: July 20, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Calpine Corporation Press Release dated July 20, 2010.*
__________

*	Furnished herewith.

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